Exhibit 99.1

BioAge Labs Reports Second Quarter 2025 Financial Results and Provides Business

Updates

Oral NLRP3 inhibitor BGE-102 on track for Phase 1 initiation in 2H 2025 with initial data by year-end

Expanded APJ agonist pipeline through option agreement for novel antibody and advancement of proprietary oral small molecules

Strengthened discovery platform through molecular profiling of 17,000+ samples from leading European HUNT Biobank

EMERYVILLE, Calif.--BioAge Labs, Inc. ("BioAge", “the Company”), a clinical-stage biotechnology company developing therapeutic product candidates for metabolic diseases by targeting the biology of human aging, today provided business updates and reported its second quarter 2025 financial results.

“In Q2 2025, BioAge achieved key milestones across our clinical pipeline and discovery platform,” said Kristen Fortney, CEO and co-founder of BioAge. “We completed IND-enabling studies for our potential best-in-class oral NLRP3 inhibitor, BGE-102, positioning us to initiate Phase 1 trials later this year, with initial SAD data expected by year-end. We strengthened our apelin pipeline by securing a partnership for potent APJ agonist antibodies and filing patent applications for novel oral small molecules. We also launched a collaboration with the HUNT Biobank to generate millions of new data points, fueling our analysis of human longevity. I’m proud of our progress as we advance our mission to develop transformative therapies for metabolic diseases.”

Second Quarter 2025 Business Highlights

NLRP3 inhibitor program development

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In May 2025, BioAge announced the completion of IND-enabling studies for BGE-102, an orally available, brain-penetrant NLRP3 inhibitor being initially developed for obesity. BGE-102 demonstrated significant weight loss in preclinical models both as monotherapy and in combination with the GLP-1 receptor agonist semaglutide. The Company plans to initiate a Phase 1 SAD/MAD clinical trial in the second half of 2025, with initial single ascending dose (SAD) data anticipated by year-end.

APJ agonist pipeline expansion

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In June 2025, BioAge entered into an exclusive option agreement with JiKang Therapeutics (“JiKang”) to potentially in-license a novel APJ agonist nanobody (single-domain antibody) that demonstrates at least 10-fold greater potency than apelin, the natural ligand of APJ. Under the agreement, BioAge and JiKang will jointly advance the nanobody to the beginning of IND-enabling studies, with BioAge holding an exclusive, pre-negotiated option to license the program for worldwide development and commercialization across all indications.
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In May 2025, BioAge filed a U.S. provisional patent application for a new class of orally active, chemically distinct APJ agonists with picomolar potency and drug-like properties including high solubility and metabolic stability.

Discovery platform expansion

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In June 2025, BioAge announced the launch of an initiative to comprehensively profile and analyze samples from the HUNT Biobank in Norway through its collaboration with Age Labs AS. BioAge will profile more than 17,000 individual samples from 6,000+ participants to generate millions of molecular measurements tracking the transition from health to disease over decades of lifespan. The Company has exclusive access for drug discovery purposes to data generated by the partnership.

Strategic partnerships

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The Company continued to advance its multi-year research collaboration with Novartis, announced in December 2024, focused on discovering novel therapeutic targets at the intersection of aging biology and exercise physiology, with multiple targets under evaluation.
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BioAge progressed its strategic collaboration with Lilly ExploR&D, announced in January 2025, for the development of therapeutic antibodies targeting novel metabolic aging targets identified through BioAge's discovery platform.

Second Quarter 2025 Financial Results

Research and development expenses were $19.8 million for the quarter ended June 30, 2025, compared to $10.5 million for the same period in 2024. The $9.3 million increase in research and development expenses was primarily attributable to a $8.0 million increase in direct costs related to licensing, discovery, and development activities related to our novel apelin receptor APJ agonist programs. Additionally contributing to the increase in research and development expenses was a $3.0 million increase in direct costs related to our BGE-102 program associated with IND-enabling activities and drug-product manufacturing. These higher costs were partially offset by a $1.7 million reduction in azelaprag direct costs as development was terminated in January 2025.

General and administrative expenses were $7.3 million for the quarter ended June 30, 2025, compared to $4.8 million for the same period in 2024. The $2.5 million increase was primarily attributable to a $1.5 million increase in personnel-related expenses, which was largely attributable to increased stock-based compensation expense associated with option grants issued to employees, executives, board members and advisors. Additionally, contributing to the increase was a $0.9 million increase in legal fees.

Net loss was $21.6 million for the quarter ended June 30, 2025, or $0.60 per weighted-average common share outstanding, basic and diluted, compared to a net loss of $13.6 million, or $7.94 per weighted-average common share outstanding, basic and diluted, for the same period in 2024.

As of June 30, 2025, BioAge had approximately $313.4 million in cash, cash equivalents, and marketable securities. Based on our current operating plan, BioAge estimates that existing cash, cash equivalents, and marketable securities will be sufficient to fund operations and capital expenses through 2029.

About BioAge Labs, Inc.

BioAge is a clinical-stage biopharmaceutical company developing therapeutic product candidates for metabolic diseases by targeting the biology of human aging. The Company's lead product candidate, BGE-102, is a potent, orally available, brain-penetrant small-molecule NLRP3 inhibitor being developed for obesity. BGE-102 has demonstrated significant weight loss in preclinical models both as monotherapy and in combination with GLP-1 receptor agonists. Initiation of a Phase 1 SAD/MAD trial is planned for the second half of 2025, with initial SAD data anticipated by end of year. The Company is also developing long-acting injectable and oral small molecule APJ agonists for obesity. BioAge’s additional preclinical programs, which leverage insights from the Company’s proprietary discovery platform built on human longevity data, address key pathways involved in metabolic aging.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our plans to develop and commercialize our product candidates, the timing and results of our planned clinical trials, risks associated with clinical trials, including our ability to adequately manage clinical activities, the timing of and our ability to obtain and maintain regulatory approvals, the clinical utility of our product candidates, the sufficiency of our cash and cash equivalents, and general economic, industry and market conditions. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop, obtain regulatory approval for and commercialize our product candidates; the timing and results of preclinical studies and clinical trials; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; failure to protect and enforce our intellectual property, and other proprietary rights; failure to successfully execute or realize the anticipated benefits of our strategic and growth initiatives; risks relating to technology failures or breaches; our dependence on collaborators and other third parties for the development of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including due to the imposition of tariffs and other trade barriers; risks associated with current and potential future healthcare reforms; risks relating to attracting and retaining key personnel; changes in or failure to comply with legal and regulatory requirements, including shifting priorities within the U.S. Food and Drug Administration; risks relating to access to capital and credit markets; and the other risks and uncertainties that are detailed under the heading “Risk Factors” included in BioAge’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on August 6, 2025, and BioAge’s other filings with the SEC filed from time to time. BioAge undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

PR: Chris Patil, media@bioagelabs.com

IR: Dov Goldstein, ir@bioagelabs.com

Partnering: partnering@bioagelabs.com

Web: https://bioagelabs.com

BIOAGE LABS, INC.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share information)

	Three Months Ended
	June 30,
	2025	2024
Collaboration revenue	$2,412	$—
Operating expenses:
Research and development	$19,844	$10,471
General and administrative	7,339	4,798
Total operating expenses	27,183	15,269
Loss from operations	(24,771)	(15,269)
Other income (expense)
Interest expense	(201)	(443)
Interest and other income (expense), net	3,420	2,201
Gain (loss) from changes in fair value of warrants	(11)	(70)
Total other income (expense), net	3,208	1,688
Net loss	$(21,563)	$(13,581)
Net loss per share attributable to common stockholders, basic and diluted	$(0.60)	$(7.94)
Weighted-average common shares outstanding, basic and dilutive	35,850,037	1,711,005
Comprehensive loss:
Net loss	(21,563)	(13,581)
Other comprehensive income (loss):
Foreign currency translation adjustment	(52)	(18)
Total other comprehensive income (loss):	(52)	(18)
Total comprehensive loss	$(21,615)	$(13,599)

BIOAGE LABS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

	June 30,	December 31,
	2025	2024
Assets
Current Assets:
Cash and cash equivalents	$220,330	$354,349
Marketable securities, current	76,965	—
Accounts receivable	603	—
Prepaid expenses and other current assets	3,799	2,754
Total current assets	301,697	357,103
Investments	100	100
Marketable securities	16,108	—
Property and equipment, net	974	591
Operating lease right-of-use assets, net	3,032	200
Other assets	237	240
Total assets	$322,148	$358,234
Liabilities
Current Liabilities:
Accounts payable	$1,329	$1,996
Accrued expenses and other current liabilities	7,584	11,751
Term loan, current	5,596	6,000
Operating lease liabilities, current	630	202
Deferred revenue, current	7,698	7,826
Total current liabilities	22,837	27,775
Deferred revenue	1,902	4,674
Term loan	—	2,502
Warrant liability	108	156
Operating lease liabilities	2,520	—
Total liabilities	27,367	35,107
Stockholders’ Equity
Preferred stock, $0.00001 par value; 10,000,000 shares authorized as of June 30, 2025 and December 31, 2024; no shares issued or outstanding as of June 30, 2025 and December 31, 2024	—	—
Common stock, $0.00001 par value; 500,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 35,850,037 shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Additional paid-in-capital	581,871	575,693
Accumulated other comprehensive income	212	245
Accumulated deficit	(287,302)	(252,811)
Total stockholders’ equity	294,781	323,127
Total liabilities and stockholders’ equity	$322,148	$358,234